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                                  EXHIBIT 11.1

                    COMPUTATION OF NET LOSS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

                                                                             YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                                   2000                1999               1998
                                                            -----------------   -----------------  ---------------
Historical weighted average shares outstanding.........              38,118              32,923             22,927
                                                            -----------------   -----------------  ---------------

Shares used in computing net loss per common share.....              38,118              32,923             22,927
                                                            =================   =================  ===============

Net loss...............................................     $      (109,525)    $      (104,621)   $       (67,271)
                                                            =================   =================  ================

Basic and diluted net loss per common share............     $        (2.87)     $        (3.18)    $        (2.93)
                                                            =================   =================  ===============
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